Exhibit 5

WAIVER AND CONSENT

August 6, 2025

Mr. Vijay Kotte

Chief Executive Officer

GoHealth, Inc.

222 West Merchandise Mart Plaza, Suite 1750

Chicago IL 60654

Dear Mr. Kotte:

Reference is made to that certain (i) Stockholders Agreement, dated as of July 15, 2020 (the “Stockholders Agreement”), by and among GoHealth, Inc, a Delaware corporation (the “Company”), Centerbridge Capital Partners III, L.P., a Delaware limited partnership (together with the persons listed in Schedule A to the Stockholders Agreement, the “Centerbridge Parties”), and NVX Holdings, Inc., a Delaware corporation (“NVX Holdings”), and (ii) Registration Rights Agreement, dated as of July 15, 2020 (the “Registration Rights Agreement”), by and among the Company and each person identified on the Schedule of Holders attached thereto, including the entities designated as Centerbridge Holders and any of their affiliates (collectively, the “CBP Holders”), and NVX Holdings.

WHEREAS, the Company and certain of its subsidiaries intend to effect the transactions and enter into the agreements (collectively, the “Transactions”), contemplated by (i) the Superpriority Senior Secured Credit Agreement substantially in the form attached hereto as Annex A (together with such changes thereto that are ministerial or otherwise immaterial and that do not adversely affect the rights and obligations of the parties under the Stockholders Agreement or Registration Rights Agreement, the “Priming Credit Agreement”), which, among other things, will provide for entry into a $115.0 million senior secured super priority term loan facility, and (ii) one or more Stock Subscription Agreements substantially in the form attached hereto as Annex B (together with such changes thereto that are ministerial or otherwise immaterial and that do not adversely affect the rights and obligations of the parties under the Stockholders Agreement or Registration Rights Agreement, the “Subscription Agreements”), which, among other things, will provide for the issuance by the Company of shares of its Class A common stock, par value $0.0001 per share (“Shares”), to certain lenders (the “Equity Issuance”).

WHEREAS, as consideration for, and as a condition to, the consummation of the Transactions, the Board of Directors of the Company will appoint three new directors (the “New Directors”), and Alexander E. Timm, Alan Wheatley and Karoline Hilu (collectively, the “Resigning Directors”), will resign effective immediately before the closing of the Transactions. In addition, the Board of Directors will establish a Transformation Committee consisting of the New Directors and Jeremy W. Gelber.

WHEREAS, following the Equity Issuance, the Company will enter into a Registration Rights Agreement (the “Lenders’ Registration Rights Agreement”) with the lenders receiving Shares in the Equity Issuance, whereby such lenders will be provided certain customary registration rights with respect to the resale of the Shares (such grant of registration rights, the “Registration Rights”; and any future registration of Shares of the Company in connection with the Registration Rights, the “New Registration”).

Each of the undersigned hereby provides its irrevocable consent and waiver of the provisions of the Stockholders Agreement or the Registration Rights Agreement, as applicable, set forth below.

1.        Waiver of Director Nomination and Committee Rights. Each of the Centerbridge Parties and NVX Holdings, severally and not jointly, hereby irrevocably waives its respective rights set forth in the Stockholders Agreement solely to the extent necessary to effectuate the resignation of the Resigning Directors, the appointment and continued service of the New Directors, the establishment and composition of the Transformation Committee, the Transactions, and the reallocation of the composition of the Audit Committee of the Board (for the avoidance of doubt, (i) each of the Centerbridge Parties and NVX Holdings does not waive its right to appoint an independent director to each of the other committees of the Company’s Board of Directors and (ii) in the event Jeremy W. Gelber’s seat (or his successor’s seat) becomes vacant, the Centerbridge Parties do not waive their right to designate to the Board a successor director and to designate to the Transformation Committee a successor appointee, as applicable, of their choosing), in each case, until the earlier of (a) the Termination Date (as defined in the Priming Credit Agreement) or (b) until such New Directors are no longer required to remain on the Board and on the Transformation Committee pursuant to the agreements and documents adopted at the closing of the Transactions.

2.        Consent to Transactions. Pursuant to the Stockholders Agreement, each of the Centerbridge Parties and NVX Holdings, severally and not jointly, hereby consents to the consummation of the Transactions and the Company’s agreements, authorizations and commitments, and the performance of the Company’s obligations to effectuate the Transactions, and waives all provisions of the Stockholders Agreement to the extent necessary to consummate the Transactions.

3.        Consent to Subsequent Registration Rights. Pursuant to Section 11 of the Registration Rights Agreement, each of the CBP Holders hereby consents to the granting of Registration Rights and any New Registration, and to the entry into the Lenders’ Registration Rights Agreement with terms and provisions and in a form to be reasonably satisfactory to the CBP Holders (provided that a joinder to the Registration Rights Agreement or a Lenders’ Registration Rights Agreement that provides to the lenders party thereto, rights that are substantially the same as or subordinate to those of NVX Holdings under the Registration Rights Agreement, shall be deemed to be reasonably satisfactory to the CBP Holders).

4.        Increase of Board Size. In the event that the New Directors (or their replacements) do not resign from their positions as directors, and depart the Board, as of the earlier of (a) the Termination Date (as defined in the Priming Credit Agreement) or (b) such time as the New Directors are no longer required to remain on the Board and on the Transformation Committee pursuant to the agreements and documents adopted at the closing of the Transactions, the Company agrees to take all Necessary Action (as defined in the Stockholders Agreement) to (i) cause the size of the Board to be increased to allow the Centerbridge Parties and NVX Holdings to designate for nomination to the Board as many individuals as necessary to fully exercise their rights under the Stockholders Agreement (the “Additional Centerbridge/NVX Directors”) and (ii) cause the Additional Centerbridge/NVX Directors to fill the newly created vacancies on the Board.

5.        Release. Without limiting any rights of the Centerbridge Parties or NVX Holdings under the Stockholders Agreement, any other agreement to which the Centerbridge Parties or NVX Holdings are a party, or applicable law, the Company (and its affiliates, successors and assigns) shall release and hold harmless the Centerbridge Parties and NVX Holdings (to the fullest extent permitted by applicable law) in connection with any claims, causes of action or other liabilities arising from, related to, or on account of this waiver and consent (the “Claims”); provided, however, that the Company retains all rights necessary to enforce its rights and remedies under this waiver and consent; provided, further, that such release shall not be provided for Claims arising from Centerbridge Parties or NVX Holdings’ own fraud in connection with the Transactions.

6.        Representation. Each of Centerbridge Parties and NVX Holdings represents and warrants that neither the Centerbridge Parties nor NVX Holdings, as applicable, has entered into undisclosed agreements with respect to the Transactions with those certain lenders to the Priming Credit Agreement.

Notwithstanding anything herein to the contrary, except as expressly provided herein with respect to (i) the resignation of the Resigning Directors, the appointment and continued service of the New Directors and the establishment and composition of the Transformation Committee, (ii) the Company’s consummation of the Transactions and its agreements, authorizations and commitments, and the performance of its obligations to effectuate the Transactions and (iii) the Company’s entry into the Lenders’ Registration Rights Agreement, its grant of the Registration Rights and any New Registration, nothing in this consent shall constitute a waiver, consent or amendment by any of the Centerbridge Parties, the CBP Holders or NVX Holdings (collectively, the “Consenting Parties”) of any other provisions under the Stockholders Agreement, the Registration Rights Agreement or under any other agreement with any of the Consenting Parties or any of their respective affiliates.

[Signature page follows]

This Waiver and Consent has been executed by the undersigned, effective as of the date first written above.

CENTERBRIDGE PARTIES AND CBP HOLDERS:

BLIZZARD AGGREGATOR, LLC

By: CCP III Cayman GP Ltd.
Its: Manager

By:	/s/ Jeremy W. Gelber
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

CB BLIZZARD CO-INVEST HOLDINGS, L.P.

By: Centerbridge Associates III, L.P.
Its: General Partner

By: CCP III Cayman GP Ltd.
Its: General Partner

By:	/s/ Jeremy W. Gelber
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

CCP III AIV VII HOLDINGS, L.P.

By: Centerbridge Associates III, L.P.
Its: General Partner

By: CCP III Cayman GP Ltd.
Its: General Partner

By:	/s/ Jeremy W. Gelber
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS III, L.P.

By:	/s/ Jeremy W. Gelber
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS III, L.P.

By: Centerbridge Associates III, L.P.
Its: General Partner

By: CCP III Cayman GP Ltd.
Its: General Partner

By:	/s/ Jeremy W. Gelber
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

CCP III AIV VII, L.P.

By:	/s/ Jeremy W. Gelber
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

This Waiver and Consent has been executed by the undersigned, effective as of the date first written above.

NVX HOLDINGS, INC.

By:	/s/ Brandon M. Cruz
Name:	Brandon M. Cruz
Title:	President

Acknowledged and accepted:

GOHEALTH, INC.

By:	/s/ Vijay Kotte
Name:	Vijay Kotte
Title:	Chief Executive Officer

Annex A

Priming Credit Agreement

Annex B

Form of Subscription Agreement